EXHIBIT 1
                                                                       ---------


                                                     September    , 2002

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

         National  Penn  Bancshares,   Inc.   ("NPB")  and   FirstService   Bank
("FirstService") are considering entering into an Agreement and Plan of Merger dated September __, 2002 (the "Agreement").

         Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) NPB will acquire FirstService by a merger of FirstService with and into National Penn Bank, a wholly-owned subsidiary of NPB;
(b) shareholders of FirstService will receive shares of NPB common stock and cash in exchange for their shares of FirstService common stock owned on the closing date; and (c) optionholders of FirstService will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of FirstService outstanding on the closing date (the foregoing, collectively, the "Merger").

         I have been advised that I may be deemed to be an "affiliate" of FirstService for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

         I understand that NPB is requiring, as a condition to its execution and delivery to FirstService of the Agreement, that I execute and deliver to NPB this Letter Agreement.

         Intending to be legally bound hereby, I irrevocably agree and represent as follows:

         1. I agree to vote or cause to be voted for approval of the Merger all shares of FirstService common stock over which I exercise sole or shared voting power.

         2. Through the conclusion of the meeting of FirstService shareholders to vote upon the Merger, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of FirstService common


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National Penn Bancshares, Inc.
September    , 2002
Page 2


stock over which I exercise sole or shared voting power. Notwithstanding the foregoing, to the extent that I hold options to acquire shares of FirstService common stock, which options are transferable by their terms, I may make gifts of such options to charitable organizations.

         3. I have sole or shared voting power over the number of shares of FirstService common stock, and hold stock options for the number of shares of FirstService common stock, if any, set forth below opposite my signature line. NPB recognizes that with respect to any such shares which have been pledged to a third party, I will not be able to control the voting or disposition of such shares in the event of a default.

         4. I hereby waive the right to assert dissenters rights under the National Bank Act, as amended, the Pennsylvania Banking Code of 1965, as amended, and the Pennsylvania Business Corporation Law of 1988, as amended, and any other applicable law or regulation.

         5. I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Merger, except:

         (a) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

         (b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145"); or

         (c) in a transaction which, in an opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

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National Penn Bancshares, Inc.
September    , 2002
Page 3

         6. NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 and Rule 144 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to me.

         7. I agree that neither FirstService nor NPB shall be bound by any attempted sale of any shares of FirstService common stock or NPB common stock, respectively, and FirstService's and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that the certificate representing shares of NPB common stock owned by me may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement.

         8. I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock to be received in the Merger.

         9. I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of FirstService for fully vested options to acquire such number of shares of common stock of NPB as is provided in the Agreement, and otherwise on the same terms and conditions as the exchanged FirstService options (unless I shall have exercised any such option prior to the Merger).

         10. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         I am signing this Letter Agreement in my capacity as a shareholder of FirstService, and as an optionholder if I am an optionholder, and not in any other capacity (including as a director).

         This Letter Agreement shall be effective upon acceptance by NPB.

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National Penn Bancshares, Inc.
September    , 2002
Page 4


         This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach of any covenant or representation contained herein.

                                              Very truly yours,
Number of Shares,
and Shares Subject
to Stock Options,
Held:


----------------------------------            ----------------------------------
                                              [Name]
Accepted:
---------

NATIONAL PENN BANCSHARES, INC.


By:
   -------------------------------
      Name:
      Title: